Exhibit 99.1

Prestige Brands Holdings, Inc. Joins Makers of OTC Oral Infant Cough and Cold Medicated Products in Voluntary Withdrawal of Two Little Colds® Products

Parents Can Turn To Non-Medicated Alternatives from Little Remedies®

Irvington, NY, October 11, 2007—Prestige Brands Holdings, Inc (NYSE-PBH) today announced a voluntary market withdrawal of its two medicated over-the-counter infant oral cough and cold products as part of an industry-wide effort to improve labeling and encourage proper use of these products in children. The move by Prestige and the entire industry is a cautionary step to address reports of misuse of oral cough and cold products in infants. Industry recommendations on permanent actions have been submitted to the Food and Drug Administration in preparation for an upcoming joint Advisory Committee meeting on October 18-19th.

Little Colds® Decongestant Plus Cough and Little Colds® Multi-Symptom Cold Formula will be voluntarily withdrawn from the market. These products are and will continue to be safe and effective when taken as directed, and have been used by parents for decades to help relieve their children’s cold symptoms.

The two Little Colds® products being voluntarily withdrawn represent approximately 1% of the Company’s net sales. They are part of the Little Remedies® line of pediatric over-the-counter healthcare products, a pioneer in children’s products specially formulated without dyes, alcohol or saccharin. These two items and the entire Little Remedies® line have an excellent record of safe use.

Little Remedies® Alternatives Available

Parents seeking alternative treatments to medicated cough and cold products for their young children should look to the Little Remedies® non-medicated products for cough and cold symptoms. These include Little Noses® Saline Spray Drops for relief of dry or stuffy noses, Little Noses® Stuffy Nose Kit which contains saline spray/drops and a nasal aspirator, and Little Colds® Baby Rub Soothing Ointment, an externally applied ointment which is comforting and soothing.

Consumers seeking additional information on the Little Colds® voluntary withdrawal or on the line of Little Remedies® non-medicated products for coughs and colds may contact the Consumer Affairs Department of Prestige Brands at 1-800-7-LITTLE (1-800-754-8853).

Located in Irvington, New York, Prestige Brands Holdings, Inc. is a marketer and distributor of brand name over-the-counter health care, personal care and household cleaning products sold throughout the U.S., Canada, and in certain international markets. Key brands include Compound W(R) wart remover, Chloraseptic(R) sore throat treatment, New-Skin(R) liquid bandage, Clear Eyes(R) and Murine(R) eye care products, Little Remedies(R) pediatric over-the-counter products, The Doctor's (R) Night Guard(TM) dental protector, Cutex(R) nail polish remover, Comet(R) and Spic and Span(R) household cleaners, and other well-known brands.